TRACTOR SUPPLY COMPANY REPORTS RECORD SECOND QUARTER 2022 FINANCIAL RESULTS; RAISES FISCAL 2022 FINANCIAL OUTLOOK

Brentwood, Tenn., July 21, 2022 - Tractor Supply Company (NASDAQ: TSCO), the largest rural lifestyle retailer in the United States, today reported financial results for its second quarter ended June 25, 2022.

●	Net Sales Increased 8.4%; Comparable Store Sales Increased 5.5%
●	Diluted Earnings per Share (“EPS”) Increased 10.7% to $3.53
●	Company Raises Fiscal 2022 Financial Outlook to Reflect Outperformance in the First Half of the Year

“Tractor Supply had a strong second quarter that was in line with our expectations with record results on both sales and earnings. Our team’s outstanding focus on serving our customers with the products and services they need to live the Out Here lifestyle allowed us to capture broad-based market share during the quarter,” said Hal Lawton, Tractor Supply’s President and Chief Executive Officer.

Lawton continued, “Given the strong performance in the first half of the year, ongoing consistency of our sales performance, visibility into our cost structure and the quality of our inventory, we are raising our financial outlook for the full year. We believe Tractor Supply is uniquely positioned for growth with a resilient, domestic business model that has stood the test of time, despite our outlook for a highly inflationary and volatile environment. Looking ahead, we will continue to focus on controlling what we can control, while making investments in our Life Out Here strategy to strengthen our business and create long term value for our shareholders.”

Second Quarter 2022 Results
Net sales for the second quarter of 2022 increased 8.4% to $3.90 billion from $3.60 billion in the second quarter of 2021. Comparable store sales increased 5.5%, as compared to an increase of 10.5% in the prior year's second quarter. Comparable store sales for the second quarter of 2022 were driven by comparable average ticket growth of 7.5%, offset by a decrease in comparable average transaction count of 2.0%. Comparable store sales growth reflects continued strength in every day, needs-based merchandise, including consumable, usable and edible (“C.U.E.”) products and year-round product categories.

Gross profit increased 7.7% to $1.39 billion from $1.29 billion in the prior year's second quarter, and gross margin decreased 24 basis points to 35.5% from 35.8% in the prior year's second quarter. The Company's price management actions and other margin driving initiatives were able to offset the majority of the impact from significant product cost inflation pressures and higher transportation costs. To a lesser extent, product mix from the robust growth of the Company's C.U.E. products were unfavorable to gross margin.

Selling, general and administrative ("SG&A") expenses, including depreciation and amortization, increased 7.4% to $861.2 million from $801.6 million in the prior year's second quarter. As a percent of net sales, SG&A expenses improved 19 basis points to 22.1% from 22.3% in the second quarter of 2021. The improvement in SG&A as a percent of net sales was primarily attributable to more normalized incentive compensation and a moderation of COVID-19 response costs, as well as leverage in occupancy and other costs from the increase in comparable store sales. These items were partially offset by investments in store wages and the Company’s strategic growth initiatives.

Operating income increased 8.1% to $525.0 million compared to $485.9 million in the second quarter of 2021.

The effective income tax rate was 23.5% compared to 22.8% in the second quarter of 2021.

Net income increased 7.1% to $396.5 million from $370.0 million, and diluted EPS increased 10.7% to $3.53 from $3.19 in the second quarter of 2021.

In the second quarter of 2022, the Company repurchased approximately 0.9 million shares of its common stock for $188.2 million and paid quarterly cash dividends totaling $102.6 million, returning approximately $290.8 million of capital to shareholders in the second quarter of 2022.

During the second quarter of 2022, the Company opened 13 new Tractor Supply stores.

Fiscal 2022 Financial Outlook
The Company is updating its fiscal 2022 financial guidance to reflect its strong performance in the first half of the year. Fiscal 2022 comprises 53 weeks, one additional week compared to fiscal 2021. The fiscal 2022 guidance includes a benefit for the 53rd week, which is estimated to be approximately 1.5 percentage points of net sales and $0.15 of diluted EPS.

For fiscal 2022, the Company now expects the following:

	Updated	Previous
Net Sales	$13.95 billion - $14.05 billion	$13.6 billion - $13.8 billion
Comparable Store Sales	+5.2% - +5.8%	+3.0% - +4.5%
Operating Margin Rate	~10.2%	10.1% - 10.3%
Net Income	$1.065 billion - $1.085 billion	$1.04 billion - $1.08 billion
Earnings per Diluted Share	$9.48 - $9.60	$9.20 - $9.50

Capital expenditures for fiscal 2022 are currently forecasted to be in the range of $650 million to $700 million, including the opening of 70 to 80 new Tractor Supply stores and 10 new Petsense stores.

The Company’s outlook for fiscal 2022 does not contemplate the impact of the pending acquisition of Orscheln Farm and Home previously announced on February 17, 2021. The acquisition is conditioned on the receipt of regulatory clearance and satisfactory completion of customary closing conditions. The Company continues to work collaboratively with the Federal Trade Commission on the transaction.

Conference Call Information
Tractor Supply Company will hold a conference call today, Thursday, July 21, 2022 at 10:00 a.m. ET. The event will be hosted by Hal Lawton, President and Chief Executive Officer, and Kurt Barton, Chief Financial Officer. The call will be webcast live at IR.TractorSupply.com. An Investor Presentation will be available on the investor relations section of the Company’s website at least 15 minutes prior to the conference call.

Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the webcast.

About Tractor Supply Company
Tractor Supply Company (NASDAQ: TSCO), the largest rural lifestyle retailer in the United States, has been passionate about serving its unique niche, targeting the needs of recreational farmers, ranchers and all those who enjoy living the rural lifestyle, for more than 80 years. Tractor Supply offers an extensive mix of products necessary to care for home, land, pets and animals with a focus on product localization, exclusive brands and legendary customer service for the Out Here lifestyle. With nearly 48,000 Team Members, the Company's physical store assets, combined with its digital capabilities, offer customers the convenience of purchasing products they need anytime, anywhere and any way they choose at the everyday low prices they deserve. At June 25, 2022, the Company operated 2,016 Tractor Supply stores in 49 states, a consumer mobile app and an e-commerce website at www.TractorSupply.com.

Tractor Supply Company also owns and operates Petsense, a small-box pet specialty supply retailer focused on meeting the needs of pet owners, primarily in small and mid-size communities, and offering a variety of pet products and services. At June 25, 2022, the Company operated 178 Petsense stores in 23 states. For more information on Petsense, visit www.Petsense.com.

Forward-Looking Statements
As with any business, all phases of the Company’s operations are subject to influences outside its control. This press release contains certain forward-looking statements, including statements regarding sales and earnings growth, new store growth, the effects of the 53rd week in fiscal 2022, capital expenditures, strategic initiatives, estimated results of operations, including, but not limited to, sales, comparable store sales, operating margins, net income and EPS. Forward-looking statements are usually identified by or are associated with such words as “intend,” “expect,” “believe,” “anticipate,” “optimistic,” “forecasted” and similar terminology. Actual results could vary materially from the expectations reflected in these statements. Factors affecting future results include, without limitation, the timing of normalized macroeconomic conditions from the impacts of the COVID-19 pandemic, the Company’s ability to predict the timing of normalized macroeconomic conditions, the timing and amount of share repurchases, marketing, merchandising and strategic initiatives and new store and distribution center openings and expenses in future periods, including incremental costs associated with COVID-19. All forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to the finalization of the Company’s quarterly financial and accounting procedures, and may be affected by certain risks and uncertainties, any one, or a combination, of which could materially affect the results of the Company’s operations. These factors include, without limitation, national, regional and local economic conditions affecting consumer spending, including the effects of COVID-19, inflation and gas prices, effects resulting from wars or other military operations, including the heightened risk of cyberattacks as a result of the hostilities between Russia and Ukraine, the availability of information technology hardware, the effects that “shelter in place” or other similar mandated or suggested social distancing protocols could have on the business, the costs of doing business as a retailer during the COVID-19 pandemic, the effectiveness of the Company’s responses to COVID-19 and customer response with respect to those actions, the effects of COVID-19 on our suppliers, business partners and supply chain, the timing and acceptance of new products, the timing and mix of goods sold, weather conditions, the seasonal nature of the business, transportation costs, including but not limited to, carrier rates, fuel costs, and other pressures across our supply chain, purchase price volatility (including inflationary and deflationary pressures), the ability to increase sales at existing stores, the ability to manage growth and identify suitable locations, the possibility that the acquisition of Orscheln Farm and Home (the “Transaction”) will not close or that the closing may be delayed, the possibility that we may be unable to obtain regulatory clearance for the Transaction, the potential for litigation or governmental investigations relating to the Transaction, the occurrence of events, changes or circumstances that could give rise to the termination of the definitive agreement for the Transaction, the risk that we may be unable to successfully integrate any acquired business or that we may not realize the benefits expected from an acquisition, including the Transaction, potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement of an acquisition, including the Transaction, failure of an acquisition to produce anticipated results, the ability to successfully manage expenses, particularly in light of COVID-19, including but not limited to, increases in wages, and execute key gross margin enhancing initiatives, the availability of favorable credit sources, capital market conditions in general, the ability to open new stores in the manner, timing and number currently contemplated, the impact of new stores on the business, competition, including competition from online retailers, effective merchandising initiatives and marketing emphasis, the ability to retain vendors, reliance on foreign suppliers, the ability to attract, train and retain qualified employees, our ability to meet our sustainability, stewardship, carbon emission and Diversity, Equity & Inclusion related Environmental, Social and Governance projections, goals and commitments, product liability and other claims, changes in federal, state or local regulations, potential judgments, fines, legal fees and other costs, breach of information systems or theft of employee or customer data, ongoing and potential future legal or regulatory proceedings, management of the Company’s information systems, failure to develop and implement new technologies, the failure of customer-facing technology systems, business disruption including from the implementation of supply chain technologies, effective tax rate changes and results of examination by taxing authorities, the imposition of tariffs on imported products or the disallowance of tax deductions on imported products, the ability to maintain an effective system of internal control over financial reporting, and changes in accounting standards, assumptions and estimates. Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements. Consequently, all of the forward-looking statements made are qualified by these cautionary statements and those contained in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. There can be no assurance that the results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

(Financial tables to follow)

Condensed Consolidated Statements of Income
(Unaudited)
(in thousands, except per share and percentage data)

	Three Months Ended				Six Months Ended
	June 25, 2022		June 26, 2021		June 25, 2022		June 26, 2021
		% of		% of		% of		% of
		Net		Net		Net		Net
		Sales		Sales		Sales		Sales
Net sales	$3,903,406	100.00%	$3,601,559	100.00%	$6,927,538	100.00%	$6,393,895	100.00%
Cost of merchandise sold	2,517,151	64.49	2,314,074	64.25	4,484,774	64.74	4,122,630	64.48
Gross profit	1,386,255	35.51	1,287,485	35.75	2,442,764	35.26	2,271,265	35.52

Selling, general and administrative expenses	777,860	19.93	736,749	20.46	1,512,437	21.83	1,429,939	22.36
Depreciation and amortization	83,360	2.14	64,853	1.80	161,006	2.32	124,907	1.95

Operating income	525,035	13.45	485,883	13.49	769,321	11.11	716,419	11.21
Interest expense, net	7,097	0.18	6,701	0.19	14,166	0.20	13,922	0.22

Income before income taxes	517,938	13.27	479,182	13.30	755,155	10.91	702,497	10.99
Income tax expense	121,460	3.11	109,160	3.03	171,450	2.47	151,121	2.37
Net income	$396,478	10.16%	$370,022	10.27%	$583,705	8.43%	$551,376	8.62%

Net income per share:
Basic	$3.55		$3.21		$5.21		$4.77
Diluted	$3.53		$3.19		$5.17		$4.73

Weighted average shares outstanding:
Basic	111,590		115,133		112,060		115,643
Diluted	112,318		116,091		112,911		116,659

Dividends declared per common share outstanding	$0.92		$0.52		$1.84		$1.04

Note: Percent of net sales amounts may not sum to totals due to rounding.

Condensed Consolidated Statements of Comprehensive Income
(Unaudited)
(in thousands)

	Three Months Ended		Six Months Ended
	June 25, 2022	June 26, 2021	June 25, 2022	June 26, 2021
Net income	$396,478	$370,022	$583,705	$551,376

Other comprehensive income:
Change in fair value of interest rate swaps, net of taxes	1,810	320	7,803	2,445
Total other comprehensive income	1,810	320	7,803	2,445
Total comprehensive income	$398,288	$370,342	$591,508	$553,821

Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	June 25, 2022	June 26, 2021
ASSETS
Current assets:
Cash and cash equivalents	$530,822	$1,412,001
Inventories	2,485,138	1,992,824
Prepaid expenses and other current assets	214,436	162,318
Total current assets	3,230,396	3,567,143

Property and equipment, net	1,744,556	1,333,852
Operating lease right-of-use assets	2,760,148	2,675,030
Goodwill and other intangible assets	55,520	55,520
Deferred income taxes	—	18,772
Other assets	78,574	37,571
Total assets	$7,869,194	$7,687,888

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,280,518	$1,221,911
Accrued employee compensation	42,474	84,810
Other accrued expenses	470,082	381,836
Current portion of finance lease liabilities	3,502	4,771
Current portion of operating lease liabilities	364,643	306,125
Income taxes payable	80,959	84,078
Total current liabilities	2,242,178	2,083,531

Long-term debt	987,411	985,353
Finance lease liabilities, less current portion	35,859	30,672
Operating lease liabilities, less current portion	2,543,133	2,488,088
Deferred income taxes	36,256	—
Other long-term liabilities	110,490	120,131
Total liabilities	5,955,327	5,707,775

Stockholders’ equity:
Common stock	1,414	1,410
Additional paid-in capital	1,220,682	1,175,123
Treasury stock	(4,640,236)	(3,813,667)
Accumulated other comprehensive income/(loss)	9,148	(798)
Retained earnings	5,322,859	4,618,045
Total stockholders’ equity	1,913,867	1,980,113
Total liabilities and stockholders’ equity	$7,869,194	$7,687,888

Condensed Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Six Months Ended
	June 25, 2022	June 26, 2021
Cash flows from operating activities:
Net income	$583,705	$551,376
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	161,006	124,907
Loss on disposition of property and equipment	594	3,752
Share-based compensation expense	24,850	23,194
Deferred income taxes	38,693	12,814
Change in assets and liabilities:
Inventories	(293,946)	(209,554)
Prepaid expenses and other current assets	(50,318)	(28,659)
Accounts payable	124,888	245,815
Accrued employee compensation	(67,144)	(34,891)
Other accrued expenses	(22,896)	59,247
Income taxes	98,059	64,140
Other	28,114	(3,234)
Net cash provided by operating activities	625,605	808,907
Cash flows from investing activities:
Capital expenditures	(265,308)	(216,029)
Proceeds from sale of property and equipment	178	316
Net cash used in investing activities	(265,130)	(215,713)
Cash flows from financing activities:
Principal payments under finance lease liabilities	(2,527)	(2,207)
Repurchase of shares to satisfy tax obligations	(27,672)	(13,588)
Repurchase of common stock	(484,390)	(456,714)
Net proceeds from issuance of common stock	12,995	70,026
Cash dividends paid to stockholders	(206,089)	(120,466)
Net cash used in financing activities	(707,683)	(522,949)
Net (decrease)/increase in cash and cash equivalents	(347,208)	70,245
Cash and cash equivalents at beginning of period	878,030	1,341,756
Cash and cash equivalents at end of period	$530,822	$1,412,001

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$11,673	$11,626
Income taxes	36,820	74,457

Supplemental disclosures of non-cash activities:
Non-cash accruals for property and equipment	$42,974	$10,418
Increase of operating lease assets and liabilities from new or modified leases	135,858	404,100
Increase of finance lease assets and liabilities from new or modified leases	5,143	—

Selected Financial and Operating Information
(Unaudited)

	Three Months Ended		Six Months Ended
	June 25, 2022	June 26, 2021	June 25, 2022	June 26, 2021
Sales Information:
Comparable store sales increase	5.5%	10.5%	5.4%	21.2%
New store sales (% of total sales)	2.2%	2.8%	2.4%	2.9%
Average transaction value	$63.52	$59.07	$60.29	$56.27
Comparable store average transaction value increase (a)	7.5%	6.0%	7.1%	9.7%
Comparable store average transaction count (decrease)/increase	(2.0)%	4.5%	(1.7)%	11.5%
Total selling square footage (000's)	33,759	32,653	33,759	32,653
Exclusive brands (% of total sales)	28.8%	28.3%	29.3%	29.5%
Imports (% of total sales)	11.5%	11.8%	11.6%	11.9%

Store Count Information:
Tractor Supply
Beginning of period	2,003	1,944	2,003	1,923
New stores opened	13	11	13	32
Stores closed	—	—	—	—
End of period	2,016	1,955	2,016	1,955
Petsense
Beginning of period	178	177	178	182
New stores opened	—	1	1	3
Stores closed	—	(4)	(1)	(11)
End of period	178	174	178	174
Consolidated end of period	2,194	2,129	2,194	2,129

Pre-opening costs (000’s)	$1,587	$1,181	$2,389	$3,494

Balance Sheet Information:
Average inventory per store (000’s) (b)	$1,051.0	$865.7	$1,051.0	$865.7
Inventory turns (annualized)	4.20	4.76	3.94	4.38
Share repurchase program:
Cost (000’s)	$188,210	$203,305	$484,390	$456,714
Average purchase price per share	$199.88	$181.81	$210.62	$168.00

Capital Expenditures (in millions):
Existing stores	$70.5	$72.1	$136.5	$120.1
Distribution center capacity and improvements	32.4	3.5	46.2	11.8
Information technology	30.7	20.9	49.1	51.8
New and relocated stores and stores not yet opened	18.8	16.7	31.3	28.7
Corporate and other	0.5	2.1	2.2	3.6
Total	$152.9	$115.3	$265.3	$216.0

(a) Comparable store average transaction value changes include the impact of transaction value changes achieved on the current period change in transaction count.
(b) Assumes average inventory cost, excluding inventory in transit.
Note: Comparable store metrics percentages may not sum to total due to rounding.